                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       QUARTER ENDED MARCH 31
                                                     --------------------------
                                                       1995               1994
                                                     -------            -------

PRIMARY:
 Average number of common shares outstanding          15,304             15,202
 Incremental shares calculated using the
  Treasury Stock method                                    4                 84
                                                     -------            -------
                                                      15,308             15,286
                                                     =======            =======

Net income                                           $15,366            $23,469
Less cash dividends paid on convertible
 preferred stock:
 Series A paid ($0.40 paid per share)                   (248)              (273)
 Series B paid ($0.315 paid per share)                (9,550)            (9,407)
                                                     -------            -------

Net income available to common stockholders          $ 5,568            $13,789
                                                     =======            =======

Primary net income per share                           $0.36              $0.90
                                                       =====              =====

FULLY DILUTED:
 Average number of common shares outstanding          15,304             15,202
 Assumed conversion of convertible
  preferred stock:
  Series A                                               560                632
  Series B                                                (A)                (A)
 Incremental shares calculated using the
  Treasury Stock method                                    4                 82
                                                     -------            -------
                                                      15,868             15,916
                                                     =======            =======


Net income                                           $15,366            $23,469
Less cash dividends paid on the Series B
 Preferred Stock                                      (9,550)            (9,407)
                                                     -------            -------

Net income                                           $ 5,816            $14,062
                                                     =======            =======


Fully diluted net income per share                        (B)             $0.88
                                                                          =====
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(A) THE SERIES B PREFERRED STOCK IS NOT CONSIDERED CONVERTIBLE FOR PURPOSES OF
    CALCULATING FULLY DILUTED NET INCOME PER SHARE AS IT IS CURRENTLY
    ANTIDILUTIVE.
(B) FULLY DILUTED EARNINGS PER SHARE IS NOT PRESENTED FOR THE QUARTER ENDED
    MARCH 31, 1995 BECAUSE THE EFFECT OF CONVERTING POTENTIALLY DILUTIVE
    SECURITIES IS ANTIDILUTIVE.